Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and among CSRE PROPERTIES WASHINGTON, LLC, a Georgia limited liability company, having a mailing address at 2380 Godby Road, College Park, Georgia 30349 (“Purchaser”), and SPRE COMMERCIAL GROUP, INC. F/K/A WAHA, INC., a Georgia corporation, having a mailing address of 2146 Roswell Road #108-851, Marietta, Georgia 30062 (“Seller”). The effective date of this Agreement (the “Effective Date”) shall be the day on which this Agreement is fully executed by Purchaser and Seller.

WITNESSETH:

WHEREAS, Seller is the owner of approximately 27.37 acres of land located at 197 Dixie Wood Road, Wilkes County, Georgia 30673, as described on Exhibit A attached hereto and incorporated herein by these references (the “Land”); and

WHEREAS, Seller has agreed to sell to Purchaser the Land and all improvements situated thereon, and all rights, easements and appurtenances now or hereafter belonging thereto (collectively, the “Property”), in accordance with the terms and conditions described herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
PURCHASE AND SALE. Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions provided in this Agreement.
2.
PURCHASE PRICE. The purchase price of the Property shall be Sixteen Million Two Hundred Thousand and No/100’s Dollars ($16,200,000.00).
3.
PAYMENT OF PURCHASE PRICE. At the Closing (as defined in Section 10.1 below), Purchaser shall pay Seller the Purchase Price, less a credit against the Cash Consideration, defined below, in the amount of the Earnest Money, defined in Section 4 below, and as adjusted to reflect the prorations provided for herein. Payment shall be made as follows: (i) $3,161,747.05 in Seller Financing, defined and described in Section 17 below, (ii) assumption of the MFP Loan, as defined and described in Section 16 below, with assumed principal to be no greater than $2,158,252.95, and (iii) $10,880,000.00 in cash or by wire transfer of immediately available funds (the “Cash Consideration”). The Purchaser and Seller acknowledge that the Seller has reached a settlement agreement with the City of Washington, Georgia relating to that certain Contract for Electric Power Services, dated April 11th, 2022, between the City of Washington, Georgia and Seller for an amount of $2,000,000 to be paid by Seller to the City of Washington, Georgia. At Closing, Purchaser and Seller agree that

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

Purchaser shall cause to be wired $2,000,000 from the Cash Consideration to an account designated in writing by the City of Washington, Georgia to pay in full the amounts due the City of Washington, Georgia pursuant to said settlement.
4.
EARNEST MONEY.
4.1
Purchaser and Seller acknowledge and agree that Purchaser has delivered to Seller and Seller has received an earnest money deposit in the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (the “Earnest Money”).
4.2
The Earnest Money will be applied in partial payment of the Cash Consideration portion of the Purchase Price at Closing. If this Agreement is terminated, canceled or rescinded, the Earnest Money shall be refunded to Purchaser by Seller or held by Seller as liquidated damages as provided herein. Additionally, as contemplated in Section 7.2 hereof, additional earnest money may be deposited by Purchaser with Seller and such funds shall be considered Earnest Money hereunder. The Earnest Money shall only become non-refundable to Purchaser upon consummation of the Closing.
5.
SURVEY AND LEGAL DESCRIPTION.
5.1
Prior to the Inspection Date (as herein defined), Purchaser, in its sole discretion and at its sole cost and expense, may obtain a current ALTA/NSPS survey of the Property by a surveyor licensed in the State of Georgia (the “Survey”). If the legal description of the Land prepared on the basis of the Survey differs from the legal description attached hereto as Exhibit A, Seller shall, at the Purchaser’s request, execute and deliver to Purchaser at Closing a quitclaim deed, in recordable form, containing a legal description of the Land based upon the Survey.
6.
TITLE TO THE PROPERTY
6.1
Seller’s Title. At the Closing, Seller shall convey to Purchaser fee simple title to the Property subject only to the following exceptions (the “Permitted Exceptions”): (i) the lien of ad valorem taxes for the calendar year of the Closing which are not due and payable as of the date of the Closing, and (ii) those title matters approved by Purchaser as provided herein.
6.2
Title Examination. Purchaser shall have Seller’s title to the Property examined and give written notice to Seller of any objections to title, including any objections based on the Survey, on or before the Inspection Date, as defined in Section 7.1 below. In addition, Purchaser may reexamine Seller’s title to the Property from time to time and give Seller written notice of any additional objections to matters placed of record after the effective date of such initial title examination. Purchaser may object to any deed to secure debt, mortgage, lien, financing statement, security interest, easement, lease, restrictive covenant, agreement, option, or other instrument or matter which impairs the marketability or development of or encumbers title to the Property. Upon receipt of any written notice of title objections from Purchaser, Seller shall within five (5) business days after receipt of such objections, deliver notice to Purchaser (“Seller’s Objection Response”) whether Seller will or will not satisfy such title objections; provided that Seller shall satisfy or correct, at Seller’s expense, any title objections arising from any breach of the covenants in Section 6.4 by Seller which breach is material in nature (each, a “Breach

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

Objection”). In addition, notwithstanding anything to the contrary herein contained, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise cause Purchaser’s title company to insure over all mechanics’ and contractors’ liens which encumber the Property as of the date of Closing and which have been placed on the Property by a contractor of Seller or by a subcontractor of Seller’s contractor; (ii) pay in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property; and (iii) other than in connection with the assumption of the MFP Loan, as defined below, cause to be released all loan security documents which encumber the Property and any other monetary lien or encumbrance against the Property (the liens in (i), (ii) and (iii) collectively, “Monetary Liens”). In the event that Seller does not timely provide Seller’s Objections Response to Purchaser, it shall be deemed all objections other than Breach Objections and Monetary Liens will not be satisfied by Seller. Within ten (10) days following receipt of written notice that Seller shall not satisfy such title objections, or Seller is deemed not to satisfy such title objections, Purchaser shall deliver written notice to Seller that it elects either to (a) waive such objections and close the transaction in accordance with the terms of this Agreement, and any such waived objections shall become Permitted Exceptions; or (b) terminate this Agreement, in which event the Earnest Money shall be promptly refunded to Purchaser by Seller, and neither Seller nor Purchaser shall have any further rights or obligations hereunder except those which expressly survive termination of this Agreement.
6.3
Failure to Correct Title Objections. If Seller fails to satisfy and correct any title objection which it has agreed to satisfy prior to the Closing Date or which it is otherwise required to satisfy and correct pursuant to the terms of this Agreement, then Purchaser may elect one of the following: (i) to waive such objection and close the transaction in accordance with the terms of this Agreement; or (ii) to terminate this Agreement, in which event the Earnest Money shall be promptly returned or delivered to Purchaser by Seller, and neither Seller nor Purchaser shall have any further rights or obligations hereunder except those which expressly survive termination of this Agreement.
6.4
Agreements Affecting the Property. Seller agrees that so long as this Agreement remains in force and effect, Seller will not sell, assign, lease, convey, or otherwise restrict, encumber, or grant any rights in, the Property, or any portion thereof (or any interest or estate therein) without the prior consent of Purchaser, which consent may be withheld by Purchaser for any or no reason. In addition, Seller agrees that so long as this Agreement remains in force and effect, Seller will not apply for or consent to any zoning, land use, or development change or restriction with respect to the Property, without the prior consent of Purchaser, which consent may be withheld by Purchaser for any or no reason.
6.5
Notice of Violations. Seller, until Closing (or termination of this Agreement) shall notify Purchaser immediately and in writing of any proceedings, actions, suits or claims pending or threatened against Seller related to any violation or alleged violation of any laws, codes, ordinances or rules with respect to the Property or the operation of Seller’s business thereat, or of any proceedings, actions, suits or claims pending or threatened against Seller related to any violation or alleged violation of any laws, codes, ordinances or rules with respect to the Property or the operation of Seller’s business thereat.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

7.
INSPECTION.
7.1
In addition to any other conditions contained herein, Purchaser’s obligations under this Agreement are subject to and conditioned upon, in addition to any other conditions contained herein, Purchaser’s determination that the Property is suitable for operation of Purchaser’s intended business thereon or future development/expansion as may be contemplated by Purchaser, and that the operation of Purchaser’s intended business thereon and such development/expansion are both physically and economically feasible on terms satisfactory to Purchaser. Purchaser’s determination may be based, in part, on Purchaser’s satisfaction as to (i) the availability, capacity and location of utilities necessary to serve improvements and Purchaser’s intended business operations on the Property, (ii) the adequacy of access to the Property, (iii) the soil conditions of the Property, (iv) the effect of matters of title that will remain after Closing, if any, (v) the suitability of zoning, and (vi) the availability of suitable financing for Purchaser’s proposed acquisition of the Property. In the event that Purchaser is not satisfied with the Property for any reason or no reason, Purchaser shall have the right to deliver to Seller written notice (the “Termination Notice”) of Purchaser’s intention to terminate this Agreement on or before the date that is thirty (30) days after the Effective Date (the “Inspection Date”). In the event that Purchaser fails to deliver the Termination Notice to Seller on or before the Inspection Date, this Agreement shall automatically continue toward Closing pursuant and subject to the terms and conditions of this Agreement. In the event that Purchaser timely delivers the Termination Notice to Seller, the Earnest Money shall be returned and delivered to Purchaser by Seller, and neither Seller nor Purchaser shall have any further rights or obligations hereunder, other than the indemnities contained in Sections 8, 9 and 14.6 hereof and obligations which expressly survive termination of the Agreement.
7.2
At Purchaser’s option, Purchaser may extend the Inspection Date for one additional period of thirty (30) days by providing written notice to Seller and depositing an additional One Hundred Thousand and No/100 Dollars ($100,000.00) with Seller for such extension on or before 5:00 PM eastern time on the Inspection Date. Such deposit shall become part of the Earnest Money, and shall be held by Seller and disbursed in accordance with the terms of this Agreement.
8.
ENGINEERING STUDIES.
8.1
Property Inspections. Subject to Section 7.1 hereof, Purchaser, personally or through its agents, employees or contractors, may go upon the Property from time to time prior to the Closing to make boundary line and topographical surveys and to conduct such soil, engineering, environmental, and other studies of the Property as Purchaser wishes, including without limitation, a Phase I environmental report and, if recommended by the Phase I environmental report, a Phase II environmental report. In addition, Purchaser shall be entitled to make inquiries concerning the Property to third parties, including lenders, contractors and governmental officials and representatives. Purchaser shall pay all costs incurred in making such surveys, tests, studies and investigations and shall indemnify, defend, and hold Seller harmless from any liens or claims for the cost of any such surveys, tests, analyses and investigations, and any claims with respect to personal injury, death or damage to personal property arising out of such surveys, tests, analyses and investigations, but excluding any liability relating to the existing environmental condition of the Property. Purchaser shall provide Seller with at least twenty-four

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

(24) hour notice prior to accessing the Property and agrees to maintain and cause any of its representatives or agents conducting any tests or investigations of the Property pursuant to this Agreement to maintain, commercial general liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence, and Purchaser shall provide Seller with certificates evidencing such coverage upon Seller’s request. The indemnity contained in this Section 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.
8.2
Seller’s Obligation to Provide Documents. In addition to any other obligation to assist Purchaser in the inspection of the Property, Seller hereby agrees to provide Purchaser within five (5) days following the Effective Date the following materials in Seller’s possession or control as of the Effective Date (the “Property Documents”): (i) all soil reports, environmental reports relating to the Property and/or the pond and/or the buildings thereon, engineering studies and reports, any information related to the geotechnical condition of the Property and/ or the pond and/or buildings thereon, boundary surveys, topographical surveys or maps , tree surveys, site plans, maps, plats, permits (including without limitation, permits enabling Seller to conduct its business on the Property), approvals, zoning materials, including governmental zoning letters, all information regarding County zoning requests and or approvals whether current or formerly submitted, subdivision reports, and other similar materials with respect to the Property, (ii) all title examination reports, title insurance commitments, title policies, copies of title exception documents, including, without limitation, all covenants, conditions and restrictions affecting the Property, and copies of all tax bills, including but not limited to, property, personal, rental and special assessments, and value renditions relating to the Property (iii) copies of all expenses for the Property; and (iv) insurance certificates for the Property. In addition, during the term of this Agreement, Seller shall provide to Purchaser such other Property Documents relating to the Property and the operation of business thereon which come into the possession of Seller, or which are in Seller’s possession, but have not previously been provided to Purchaser.

Further, in addition to any other obligation to assist Purchaser in connection with Purchaser’s due diligence, Seller shall provide Purchaser with access during normal business hours (where records, information and other materials cannot be sent electronically or via hard photocopies, which information should be sent electronically or via photocopies where practical) to Seller’s business and financial records, and the Property, including physical, title, environmental studies and other real estate records and such other business information reasonably requested by Purchaser that are in Seller’s possession or reasonably, readily available to Seller. Seller will coordinate all site visits with Purchaser.

9.
BROKERAGE.
9.1
Brokerage Representations. Seller and Purchaser each represent and warrant to the other party that the party making such representation and warranty has not employed, retained or consulted with any broker, agent or other finder with respect to the transaction contemplated by this Agreement. Seller shall indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and court costs actually incurred) which Purchaser may incur on account of any claim which may be asserted against Purchaser, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Seller. Likewise, Purchaser shall indemnify and hold Seller harmless from all claims, losses, liabilities and expenses (including, but not limited to,

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

reasonable attorneys’ fees and court costs actually incurred) which Seller may incur on account of any claim which may be asserted against Seller, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Purchaser.
9.2
Survival. The indemnities contained in Section 9.1 above shall survive the rescission, cancellation, termination or consummation of this Agreement.
10.
THE CLOSING.
10.1
Closing Date. The purchase and sale of the Property (the “Closing”) shall be held in the offices of the Purchaser’s attorney by “mail away” closing process, on or prior to the date that is thirty (30) days after the Inspection Date, as such date may be extended pursuant to Section 7.2 above, (the “Closing Date”).
10.2
Deliveries at Closing. The purchase and sale of the Property shall be closed by Seller’s delivery of a properly executed limited warranty deed, in recordable form, conveying good and marketable fee simple title to the Property to Purchaser, free and clear of all liens, encumbrances, easements, and restrictions except the Permitted Exceptions, together with the appropriate transfer tax declarations. Seller shall also execute and deliver (i) a title affidavit satisfactory to Purchaser’s title insurer and such other documents as shall be reasonably required by Purchaser’s title insurer to issue its owner’s title insurance policy insuring Purchaser’s fee simple title to the Property subject only to the Permitted Exceptions; (ii) a certificate reaffirming Seller’s representations and warranties herein as of the Closing Date; (iii) a blanket bill of sale and assignment conveying to Purchaser all zoning, land use and business operation permits and approvals and all intangible rights relating to the Property; (iv) a bill of sale and assignment conveying to Purchaser all of Seller’s personal property used at the Property, except for those items of personal property which are (a) addressed and conveyed by separate agreement between Seller and Purchaser or their respective affiliates, (b) not being conveyed pursuant to the mutual agreement of Seller and Purchaser; (v) such certificates and affidavits as are necessary to assure Purchaser that no withholding is required for federal and state income and sales tax purposes (in the absence of which Purchaser shall be entitled to withhold applicable federal and state sales and income taxes from the Purchase Price as required by law); (vi) evidence reasonably satisfactory to Purchaser’s title insurer of the power and authority of the individual(s) executing and delivering the instruments and certificates described herein to act for and bind Seller; and (vii) such other instruments and documents as shall be reasonably necessary for the consummation of the sale and conveyance of the Property to Purchaser in accordance with the terms of this Agreement.
10.3
Closing Costs. At the Closing, Purchaser shall pay all recording and filing fees (other than those required to clear title), all title examination fees and title insurance premiums for Purchaser’s title insurance, the cost of the Survey, the cost of Purchaser’s due diligence, Purchaser’s attorneys’ fees, and all other costs and expenses actually incurred by Purchaser. Seller shall pay the Georgia transfer taxes due with respect to the deed by which the Property is to be conveyed to Purchaser, all costs associated with recording of instruments to clear title, Seller’s attorneys’ fees, and all costs and expenses actually incurred by Seller.
10.4
Proration of Ad Valorem Taxes. All state, city and county ad valorem taxes due with respect to the Property for the calendar year of the Closing shall be prorated between

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

Seller and Purchaser as of 11:59 P.M. on the day immediately preceding the Closing Date. If the actual amount of taxes for the calendar year of Closing is not known as of the Closing Date, the proration at the Closing will be based on the most current ad valorem tax billing information available and Purchaser and Seller agree to adjust said proration after the Closing upon receipt of the actual bills. The agreement to adjust such proration shall survive Closing.
11.
CASUALTY AND CONDEMNATION. Until the purchase of the Property has been consummated by Purchaser, all risk of loss, damage, or destruction respecting the Property (whether by fire, flood, tornado, or other casualty, or by the exercise of the power of eminent domain, or otherwise) shall be borne by Seller. In the event of any material damage to or destruction of the Property or any material portion thereof or in the event of any taking or threat of taking by condemnation (or any conveyance in lieu thereof) of the Property or any material portion thereof by anyone having the power of eminent domain, Purchaser shall, by written notice to Seller delivered within twenty (20) business days of receiving written notice from Seller of such event, elect to: (a) terminate this Agreement and all of Purchaser’s obligations under this Agreement, whereupon the Earnest Money shall be returned to Purchaser by Seller, and this Agreement shall terminate and neither Seller nor Purchaser shall have any right, duty or obligation under this Agreement, except for the indemnities contained in Sections 8, 9 and 14.6; or (b) consummate the purchase of the Property without a reduction in the Purchase Price due to any reduction in the acreage of the Property. The Closing Date shall be extended to allow the running of such twenty (20) business day period. If Purchaser does not elect to terminate this Agreement pursuant to clause (a) of this Section 11, then Seller shall on the Closing Date pay to Purchaser all insurance proceeds then received by Seller and all condemnation awards and compensation then received by Seller with respect to the Property. In addition, Seller shall transfer and assign to Purchaser, in form reasonably satisfactory to Purchaser, all rights and claims of Seller with respect to payment for damages and compensation relating to the Property on account of such damage, destruction or taking.
12.
DEFAULT.
12.1
Seller’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated on account of Seller’s default hereunder, Purchaser may, at Purchaser’s sole election and as Purchaser’s sole and exclusive remedies, either (i) obtain specific performance of this Agreement against Seller including reasonable attorneys’ fees related to such matter; or (ii) terminate this Agreement by written notice delivered to Seller, in which case Seller shall refund to Purchaser the Earnest Money. Further, in any case where Seller's default is the result of a willful misrepresentation or a willful act or refusal to act and, as a result, specific performance is not a practically available remedy for Purchaser, in addition to Seller returning or delivering to Purchaser the full amount of the Earnest Money, Purchaser may recover from Seller all out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including but not limited to due diligence costs.
12.2
Purchaser’s Default. If the sale and purchase of the Property contemplated by this Agreement is not consummated because of Purchaser’s default hereunder, Seller shall be entitled to keep the Earnest Money as Seller’s sole and exclusive remedy hereunder (except with respect to the indemnities contained in Sections 8, 9 and 14.6 hereof) for such default of Purchaser, the Seller and Purchaser acknowledging that it is impossible to estimate more precisely the

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

damages which might be suffered by Seller upon Purchaser’s default. Seller’s retention of said Earnest Money is intended not as a penalty, but as liquidated damages. The right to receive and retain the Earnest Money as liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, the parties agreeing that the Earnest Money is a reasonable pre‑estimate of Seller’s probable loss in the event of a default by Purchaser, and upon such payment of the Earnest Money to Seller, Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
12.3
Prevailing Party. Nothing herein shall limit Seller’s and Purchaser’s respective rights and remedies against the other with respect to each party’s respective obligations to indemnify and hold the other harmless pursuant to any provision contained in this Agreement, or with respect to any other obligation which survives the Closing under the terms of this Agreement. Further, it is expressly agreed that the prevailing party in any litigation between the parties hereto, including any action to enforce the remedies provided for in Sections 12.1 and 12.2 above, shall be entitled to recover its reasonable attorneys’ fees and expenses actually incurred, in addition to the amounts specified in Sections 12.1 and 12.2.
12.4
Return of Seller Held Earnest Money. Seller and Purchaser agree that the terms in this Section 12.4 shall apply to all instances within this Agreement which contemplate the return or delivery to Purchaser of the Earnest Money by Seller, including but not limited to those provisions herein which may contemplate that Seller shall promptly return or deliver the Earnest Money to Purchaser. If Seller fails to return or deliver the Earnest Money to Purchaser within five (5) business days after the date on which the obligation for Seller to return or deliver the Earnest Money arises, Seller shall pay Purchaser the sum of Ten Thousand and No/100’s Dollars ($10,000.00) per day as liquidated damages, the parties agreeing that such daily amount is a reasonable pre‑estimate of Purchaser’s probable loss in the event of Seller’s failure to timely return or deliver the Earnest Money, and acknowledging the fact that a third party escrow agent, such as a title insurance company, was not utilized to hold the Earnest Money. Moreover, Seller hereby grants to Purchaser a lien on and security interest in all of Seller’s assets until such time as the Earnest Money is returned or delivered as contemplated in this Section 12.4. Purchaser shall have the right to file any real property liens and/or UCC financing statements or liens in connection with Seller’s grant of lien rights and security interest as described above in order to protect its interest in the Earnest Money.
13.
SELLER’S REPRESENTATIONS. As an inducement to Purchaser to enter into this Agreement and to purchase the Property, Seller warrants and represents to Purchaser as follows:
13.1
Title to Property. Seller owns fee simple title to the Property.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

13.2
Existing Agreements. Seller is not aware of any tenant, lessee or other occupant of the Property having any right or claim to possession or use of the Property other than pursuant to easement rights of record.
13.3
Condemnation. Seller has received no notice of, nor, to the best of Seller’s knowledge is there, any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof. Seller shall, promptly after receiving any such notice or learning of any such action, give Purchaser written notice thereof.
13.4
Existence of Hazardous Waste. Seller has received no notice of, nor are there any areas on the Property where hazardous substances or waste have been generated, stored, disposed of, released, existed, found or exist, and there are no areas on the Property used for the generation, storage, disposal, release or existence of any hazardous substances or waste whether from the Property or any neighboring property. For purposes of this Agreement, the term “hazardous substances or waste” means petroleum (including gasoline, crude oil or any crude oil fraction), waste, trash, garbage, industrial by-product, and chemical or hazardous substance of any nature, including without limitation radioactive material, PCBs, asbestos and asbestos-containing-materials, radon, pesticides, herbicides, pesticide or herbicide containers, untreated sewerage, industrial process sludge, and any other substance identified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state, or other governmental legislation or ordinance identified by its terms as pertaining to the disposal of hazardous substances or waste.
13.5
Governmental Compliance. To Seller’s actual knowledge, Seller has received no notice that any municipality or any governmental or quasi-governmental authority has determined that there are any violations of zoning, health, environmental or other statutes, ordinances or regulations affecting the Property or the operation of Seller’s business on the Property, and Seller has no knowledge of any such violations. In the event Seller receives notice of any such violations affecting the Property or the operation of Seller’s business at the Property prior to the Closing, Seller promptly shall notify Purchaser thereof.
13.6
Underground Tanks or Pipelines. There are no storage tanks located on the Property, either above or below ground, or any underground pipes or lines on the Property, and Seller has no knowledge that the Property previously has been used as a landfill or as a dump for garbage or refuse.
13.7
Boundary Line Disputes; Encroachments. There are no disputes concerning the location of the lines and corners of the Property, and there are now encroachments onto or off of the Property as relates to neighboring properties.
13.8
Pending Litigation. There is no pending litigation, individual or administrative proceeding, pending or threatened, relating to the Property or against Seller relating to the Property or the operation of its business at the Property.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

13.9
No Other Contracts. Seller is not a party to any other contracts for the sale of the Property, nor do there exist any rights of first refusal or options to purchase the Property.
13.10
Agreements. There are no leases, use agreements, operating agreements, management agreements, service agreements, or other agreements or instruments in force or effect that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property other than as may be evidenced in the real property records for the Property in Wilkes County, Georgia.
13.11
Seller has complied in all material respects with applicable Federal and state employment laws relating to its employees. It has paid all compensation and benefits that are owed to its employees. All employment related taxes with respect to its employees have been paid.

13.12
The representations and warranties of Waha Tech (as defined in Section 19) contained in that certain Equipment Purchase and Sale Agreement, having a date even herewith, made and entered into by and between Waha Tech and CleanSpark DW, LLC (“EPSA”) are true, complete and correct.

13.13
No representation or warranty of the Seller or its principals in this Agreement, and no statement made in any document or other writing made or furnished or to be furnished to Purchaser or its representatives pursuant to the provisions of this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. For avoidance of doubt, this specifically includes knowledge whether written or otherwise known by Seller and its principals relating to the Property or operations taking place on the Property which materially impact the transactions contemplated by this Agreement that either contain any untrue statement of material fact or omits or will omit to state any material fact that adversely impacts the transactions contemplated by this Agreement. All copies of contracts and other documents delivered to Purchaser or its representatives pursuant to this Agreement are true, correct, complete and accurate in all material respects. Seller hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Purchaser, and regardless of the results of any such investigation, Purchaser has entered into this Agreement and the other transaction documents in express reliance upon the representations and warranties of Seller made in this Agreement, the documentation provided in its data room and the transaction documents.
14.
PURCHASER’S CONDITIONS. The obligations of Purchaser to consummate the transactions contemplated under this Agreement are subject to the following additional conditions in this Section 14.
14.1
Seller shall, as of the date and time for Closing, have performed and complied fully with all agreements and obligations that are required to be performed or complied with by Seller on or before the Closing Date, including execution and delivery of all of the documents, instruments, papers, and materials that are required by Section 10.2 above to be executed and/or delivered by Seller prior to or at the date and time of Closing.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

14.2
There shall not have occurred and be continuing at the date and time of Closing any material change in any of the representations and warranties of Seller set forth in this Agreement or to the condition of the Property or the business conducted at the Property by Seller, including, without limitation any dumping of refuse or the occurrence of environmental contamination at the Property occurring after the Effective Date.
14.3
There shall be no material adverse change in the condition of or affecting the Property or Seller’s business conducted thereon, not caused by Purchaser between the Effective Date and the Closing Date, including, but not limited to, zoning, access and permitting.
14.4
There shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that would, in Purchaser’s reasonable judgment, adversely affect the value or marketability of the Property or the business operations conducted at the Property.
14.5
Purchaser shall have received documentation evidencing the availability of utilities in adequate capacities to serve Purchaser’s intended use of the Property.
14.6
The obligations of Seller and any applicable affiliates of Seller regarding hosting services for cryptocurrency miners shall be terminated and associated miners shall have been removed from the Property, unless the Seller and Purchaser mutually agree otherwise. Seller hereby indemnifies Purchaser and its affiliates, including but not limited to CleanSpark, Inc. from any and all cost and liability associated with such hosting services, the termination thereof and the removal of the miners.
14.7
Purchaser or its affiliate, including but not limited to CleanSpark, Inc., in its sole discretion, enters into a Contract for Electrical Power Service (a “CEPS”) with the City of Washington, Georgia, or assumes the existing CEPS with the City of Washington, Georgia.
14.8
The Property and assets transferred in connection therewith, in Purchaser’s sole discretion, are capable of providing 36 MW of power to support bitcoin mining, with 35 MW plug-in ready.
14.9
Seller transfers or assigns to Purchaser or its affiliate, including but not limited to CleanSpark, Inc., Seller’s exclusive rights to an additional 50 MW of power provided under Section 5(B) of the CEPS, including Seller obtaining any consents or approvals required to effect such transfer or assignment, or Purchaser or its affiliate, including but not limited to CleanSpark, Inc., enters into a new agreement that provides for an additional 50 MW of power with the City of Washington, Georgia.
14.10
Seller causes the termination of hosting services for all third party cryptocurrency miners and all such miners have been removed from the Property, unless otherwise mutually agreed to by the parties.
14.11
All of the Property and any personal or chattel property of Seller to be conveyed pursuant to this Agreement or under a separate related agreement with Purchaser or its affiliate shall be conveyed in good working order and have been properly maintained according to any manufacturer’s specifications.

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14.12
Simultaneous closing of that certain EPSA relating to the purchase of cryptocurrency mining equipment and property for a purchase price of Eight Million, Eight Hundred Ninety-One Thousand, Six Hundred Ten and No/Dollars ($8,891,610.00).
14.13
Simultaneous closing of (i) the Seller Financing; (ii) assumption of the MFP Loan; (iii) purchase by Purchaser or it's affiliate of the personal property associated with the Property from Seller or its affiliates on terms acceptable to Purchaser; and (iv) assumption by Purchaser or it's affiliate of any liabilities or payables of Seller or its affiliate (as contemplated in Section 3), as determined by Purchaser on terms acceptable to Purchaser.
15.
MISCELLANEOUS.
15.1
Time of Essence. Time is of the essence of this Agreement.
15.2
Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by a nationally recognized next-business day delivery service, or (iii) sent by electronic transmission during normal business hours of recipient, provided that the original thereof shall be promptly sent by overnight courier for next business day delivery. Any such notice, request, or other communication shall be considered given on the date of hand delivery, on the date the same is deposited with a nationally recognized overnight delivery service, on the date of deposit in the United States mail as provided above, or the date of electronic transmission in the case of delivery by facsimile or electronic mail during normal business hours of recipient, otherwise on the next business day, but the time period, if any, provided herein to respond thereto shall begin to run only upon the date of actual receipt. Notices to Purchaser shall be sent with a copy to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, 3414 Peachtree Road, NE, Suite 1500, Atlanta, GA 30326, Attn: Justin Daniels, Esq., jdaniels@bakerdonelson.com.
15.3
Entire Agreement; Modification. This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the Property and contains the sole and entire understanding between Seller and Purchaser with respect to the Property. This Agreement shall not be modified or amended in any respect except by a written instrument executed by or on behalf of each of the parties to this Agreement.
15.4
Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
15.5
Waiver. Any condition, right, election, or option of termination, cancellation, or rescission granted by this Agreement to Purchaser or Seller may be waived by such party.
15.6
Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal holiday observed in the State of Georgia or under federal law, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

15.7
Survival. Each representation and warranty of Seller contained this Agreement and each unperformed obligation of Seller arising under the terms of the Agreement shall survive the Closing for a period of one (1) year and shall not be merged into any of the instruments or documents executed and delivered at Closing but shall remain in full force and effect and shall be binding on Seller. Seller shall have no liability with respect to any breach of such representations and warranties unless Purchaser shall have asserted such breach in a written notice delivered to Seller prior to the expiration of such one (1) year period.
15.8
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Seller expressly agrees that Purchaser shall have the right to assign this Agreement to any corporation, partnership, joint venture or other entity controlled by or under common control with Purchaser. Any other assignment by Purchaser shall be made only with the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed.
15.9
Confidentiality. Seller and Purchaser agree to treat the contents in this Agreement as confidential and shall not, without the express written consent of the other party, release any information contained in this Agreement, or that is otherwise provided by a party in respect of the transactions contemplated in this Agreement, to any persons other than the receiving party’s directors, officers, partners, members, managers, employees, agents, attorneys, accountants, representatives, parent entity, subsidiaries and/or affiliates (collectively, “Representatives”) who each (i) has a need to know such information for the purposes of evaluating, facilitating, implementing, and/or consummating the transactions contemplated in this Agreement, and (ii) is informed by such receiving party of the confidential nature of such information and the obligations of this Agreement, and all such Representatives agree to abide by the terms hereof as if they were a receiving party hereunder. Notwithstanding anything herein to the contrary the parties agree that that the Purchaser shall be entitled to make any disclosures required by it as a public company under applicable law, regulation or stock exchange rule without any consent of Seller, including the filing of this Agreement as an exhibit thereto.
15.10
Exclusivity. Seller shall not solicit, market or entertain other offers to buy the Property or any portion thereof, nor sell, lease or otherwise transfer the Property or any portion thereof, to any person or entity other than Purchaser or Purchaser’s affiliates during the Exclusivity Period. The “Exclusivity Period” shall be the period of time from the Effective Date to consummation of the Closing.
15.11
Arbitration. All disputes, controversies, or claims arising out of or relating to this Agreement or a breach of this Agreement shall be submitted to and finally resolved by arbitration under the rules of the American Arbitration Association (“AAA”) then in effect. There shall be one arbitrator, such arbitrator shall be chosen by mutual agreement of the parties in accordance with AAA rules. The arbitration shall be conducted in Atlanta, Georgia. The findings of the arbitrator shall be final and binding on the parties, and may be entered in any court of competent jurisdiction for enforcement. Nothing herein shall prevent a party from seeking any provisional or equitable remedy (including, but not limited to, an injunction) from any court having jurisdiction over the parties and the subject matter of the dispute as is necessary to protect such Party’s rights.

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 4891-1496-8876v2" "" 4891-1496-8876v2

15.12
Like-Kind Exchange. Seller and Purchaser hereby agree to cooperate with the other party to the extent necessary to enable Seller and/or Purchaser to structure and qualify for a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code in connection with Purchaser’s acquisition and Seller’s conveyance of the Property; provided that the party which is not attempting to structure this transaction as a part of a tax deferred exchange shall not be required to incur any additional expense or liability in connection with any such exchange transaction.
16.
LOAN ASSUMPTION. Purchaser shall have the right to assume that certain loan evidenced by that certain Amended and Restated Promissory Note made by WAHA, INC, as Borrower, in favor of lender, Marquee Funding Partners, LLC, with the effective date of June 11, 2021 with an interest rate of thirteen percent (13%) (the “MFP Loan”). Assumption of the MFP Loan shall be evidenced by such documentation in form reasonably acceptable to Purchaser. Notwithstanding anything to the contrary contained in this Agreement or any document related to the MFP Loan or the assumption thereof, the maximum principal amount of the MFP Loan, if assumed, shall be Two Million One Hundred Fifty-Eight Thousand Two Hundred Fifty-Two and 95/100’s Dollars ($2,158,252.95) (such amount, the “Loan Assumption Cap”). To the extent that the principal amount of the MFP Loan exceeds the Loan Assumption Cap, Seller shall pay down the MFP Loan and any fees or charges to effect such pay down, so that the remaining principal loan amount of the MFP Loan, as assumed, shall not exceed the Loan Assumption Cap.
17.
SELLER FINANCING; SETOFF. Seller shall provide seller financing for a portion of the Purchase Price as described in Section 3 above pursuant to the following terms (the “Seller Financing”). Seller shall provide a loan to be funded at Closing in the principal amount of Three Million One Hundred Sixty-One Thousand Seven Hundred Forty-Seven and 05/100’s Dollars ($3,161,747.05). The interest rate shall be twelve percent (12%) and shall be for a term of twelve (12) months to be repaid in twelve (12) monthly installments of Two Hundred Eighty Thousand Nine Hundred Seventeen and 39/100’s Dollars ($280,917.39). The Seller Financing shall be evidenced by a promissory note made payable to Seller or its designee, in form reasonably acceptable to Purchaser and Seller. In the event that any Phase I environmental report obtained by Purchaser recommends conducting a Phase II environmental assessment, and Purchaser elects to have such Phase II environmental assessment performed, Purchaser shall have the right to set off all such costs together with all costs associated with any related remediation as credits against the monthly payments of principal and interest contemplated by the Seller Financing. Additionally, in the event that the Survey evidences any encroachments either onto or off of the Property, and Purchaser elects to have such encroachments removed or otherwise remedied or cured, Purchaser shall have the right to set off all such costs as credits against the monthly payments of principal and interest contemplated by the Seller Financing. Finally, Purchaser shall have the right to offset costs it incurs as a result of Seller’s breach of a representation, warranty, agreement or covenant under this Agreement or the EPSA against the monthly payments of principal and interest contemplated by the Seller Financing. In the event that the amount of any such costs described in this Section 17 exceed the amount of Seller Financing payments, such that the aggregate amount of setoffs are not sufficient to cover all such costs, Seller shall be obligated to reimburse Purchaser for such deficiency promptly upon demand therefor from Purchaser.
18.
MINING HOSTING AGREEMENTS. Seller covenants and agrees that it shall cause the termination of hosting services for all third party cryptocurrency miners and all such

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miners have been removed from the Property by Closing, unless otherwise mutually agreed to by the parties. Seller shall defend, indemnify, and hold harmless Purchaser and its officers, agents, representatives, successors and assigns from and against any loss, damage, injury, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including interest, investigative expenses and costs of experts and other witnesses and reasonable attorneys’ fees), and any claims or other liabilities or obligations (collectively, “Losses”) arising from or related to a breach of the covenant contained in this Section 18.
19.
EQUIPMENT PURCHASE. Seller and Purchaser hereby agree that the consummation of this Agreement is, in all respects, conditioned upon the consummation of the sale of certain chattel property by WAHA TECHNOLOGIES, INC, a Georgia corporation (“Waha Tech, and the purchase of the same by CleanSpark DW, LLC, pursuant to and as more particularly set forth in that certain Equipment Purchase and Sale Agreement, having a date even herewith, made and entered into by and between Waha Tech and CleanSpark DW, LLC.
20.
EMPLOYEES. On or before two days prior to Closing, Purchaser may interview Seller employees involved in operations at the Property, provided that Purchaser is not obligated to hire any of those employees. Subject to applicable legal requirements, Purchaser will have reasonable access to personnel records (including employment eligibility verification, performance appraisals and disciplinary actions) for the purpose of preparing for and conducting employment interviews with relevant employees and will conduct the interviews as expeditiously as reasonably possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. On or prior to the Closing Date, Purchaser will provide Seller with a list of Seller employees that Purchaser may offer to employ, subject to satisfactory completion of Purchaser’s customary pre-employment screening procedures. All such employees who accept Buyer’s offer of employment are referred to herein as the “Hired Employees.” Seller shall terminate on the Closing Date the Hired Employees. It is understood and agreed that (A) Purchaser’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Purchaser to have a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment
21.
RECITALS. The recitals are incorporated into this Agreement by reference as if fully set forth in the body of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly signed, sealed, and delivered this Agreement on the dates set forth opposite their signatures.

Dated as to Purchaser: August 5, 2022

PURCHASER:

CSRE PROPERTIES WASHINGTON, LLC, a Georgia limited liability company

By: CSRE Property Management Company, LLC, a Georgia limited liability company, its Manager

By: CleanSpark, Inc., a Nevada corporation, its Manager

By: /Zachary K. Bradford/

Zachary K. Bradford, President

Dated as to Seller: August 5, 2022	SELLER: SPRE COMMERCIAL GROUP, INC. f/k/a WAHA, INC, a Georgia corporation By: /Robert C. Bissell/ Robert C. Bissell, Director and Chief Executive Officer

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EXHIBIT A

Legal Description

LEGAL DESCRIPTION @ Book 363, Page 398:

ALL THAT TRACT OR PARCEL OF LAND WITH IMPROVEMENTS THEREON, LYING AND BEING IN THE 164 GMD OF WILKES COUNTY, GEORGIA AND FRONTING ON THE WEST SIDE OF GEORGIA HIGHWAY 47 AND THE NORTH SIDE OF DIXIE WOOD ROAD CONTAINING 27.64 NET ACRES MORE OR LESS AND BEING MORE PARTICULARLY DESCRIBED BY THAT PLAT OF SURVEY OF A TRACT OF 34.11 ACRES MORE OR LESS PREPARED BY T. LARRY RACHELS, RLS, DATED 5/16/89 AND RECORDED IN PLAT BOOK 8 PAGE 218, LESS AND EXCEPT THAT TRACT OF 6.47 ACRES AS SHOWN BY THAT PLAT OF SURVEY PREPARED BY JAMES F. MATTISON, IV RLS, DATED 4/14/06 AND RECORDED IN PLAT BOOK 12, PAGE 388 WILKES COUNTY DEED RECORDS, SAID PLATS OF SURVEY ARE INCORPORATED HEREIN FOR A MORE COMPLETE DESCRIPTION OF THE SUBJECT TRACT.

SAID TRACT IS BOUNDED NOW OR FORMERLY AS FOLLOWS: NORTH BY LANDS OF ANTHONY FOREST PRODUCTS, LLC AND BY EDISON DRIVE AND BY THE 6.47 ACRE ALLWOOD PARCEL; EAST BY HIGHWAY 47 AND BY THE LOTS OF ALERENDRO AND KIRKLAND; SOUTH BY DIXIE WOOD DRIVE AND BY THE MEAG SUBSTATION, WEST BY LANDS OF SUNOCO, FORMERLY DIXIE WOOD, INC. AND BY THE GEORGIA WOODLANDS RAILROAD RIGHT OF WAY.

THIS TRACT IS ALSO IDENTIFIED AS TAX MAP 63, PARCEL 43.

THIS IS THAT SAME TRACT ACQUIRED BY AW REAL ESTATE HOLDINGS, LLC FROM CHARLES P. HARRIS, ET AL BY DEED DATED 5/20/16 AND RECORDED IN DEED BOOK 335, PAGE 260, WILKES COUNTY DEED RECORDS.

LESS AND EXCEPT: ALL THAT TRACT OR PARCEL OF LAND BEING DESCRIBED IN DEED Book 385, Page 562, WILKES COUNTY, GEORGIA RECORDS.

14965479 v5

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